UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

(Amendment No. 3)

Check the appropriate box:

✓	Preliminary Information Statement

Confidential, for Use of the Commission
Only (as permitted by Rule 14c-5(d)(2))

Definitive Information Statement

SUNAIR SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

Michael Brauser, Michael Herman and Dru Schmitt

(Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

✓	No fee required.

Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$_____ per share as determined under Rule 0-11 under the Exchange Act.
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY INFORMATION STATEMENT

We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

You are not being asked to approve anything. This preliminary Information Statement (the “Information Statement”) is being provided to you solely for your information. This Information Statement does not relate to the annual meeting of shareholders of Sunair Services Corporation scheduled for March 18, 2009. Under Florida law, if we obtain written consents from the holders of a majority of shares of outstanding common stock, we must deliver a copy to the corporation – in this case Sunair Services Corporation – and to all shareholders who did not consent within 10 days after obtaining the required consents.  Otherwise the shareholder action is not valid under Florida law. The persons furnishing this Information Statement currently only have oral agreements to furnish written consents. They are in the process of obtaining written consents, but one of the three persons furnishing this Information Statement will not sign a written consent and thereby start the 10 day period until they obtained a favorable court ruling invalidating certain proxies previously furnished and obtaining access to shareholder records and mailing labels as described later in this Information Statement. Meanwhile shareholders should understand that any written consents obtained prior to deliver of the majority consents are non binding as required by Florida law and may be revoked; the oral agreements are also non binding. Only after the holders of a  majority of outstanding shares have their consents delivered to Sunair Services Corporation do the consents become binding.

For information on the lawsuit filed seeking to invalidate the proxies and obtain the shareholder records, please see page 9 of this Information Statement.

This Information Statement is being furnished by Michael Brauser, Michael Herman and Dru Schmitt in their capacity as shareholders of Sunair Services Corporation, a Florida corporation (the “Company” or “Sunair”).

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and will be mailed or otherwise furnished to the shareholders of Sunair in connection with the written consent by the holders of the majority of the voting power of the Company’s capital stock (the “Majority Shareholders”), to remove all of the current directors of the Company (the “Removed Directors”) without cause and appoint six new directors (the “Designated Directors”). Of the 13,091,088 total votes, the Majority Shareholders, who hold 7,037,468 votes or approximately 53.8% of the outstanding voting power, have orally agreed to execute a written consent to approve the removal of the Removed Directors and the appointment of the Designated Directors. The oral agreements are not binding. The written consents have not yet been signed. Once all of the written consents are received, this Information Statement will be finalized and filed with the SEC. References to the written consents having been obtained, delivery of the written consents and similar statements assume the Majority Shareholders have obtained the consents and have been included pending review of this Information Statement by the Staff of the SEC. Investors should not rely on the Majority Shareholders receiving all of the written consents in deciding whether to buy, sell or hold Sunair common stock. Investors should not assume that the persons furnishing this Information Statement will be successful in the lawsuit described at page 9.

This Information Statement is also furnished by the Majority Shareholders pursuant to Rule 14f-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) to inform the shareholders of the Company of a proposed change in the majority of the Board of Directors.

This Information Statement is being mailed or otherwise furnished on March __, 2009 to the shareholders of the Company as of the close of business on March __, 2009 (the “Record Date”) in connection with the removal of the Removed Directors and the adding of the Designated Directors to the Board of the Company. The appointment of the Designated Directors will cause a change in the majority of the directors causing this Information Statement to be sent to Sunair’s shareholders.

Voting Required and Shareholder Approval

The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 607.0704, Florida Statutes and the Company’s Bylaws which provide that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Although another Bylaw states that directors may not be removed by consent, this Bylaw appears to conflict with Section 607.0704(1), Florida Statutes which states “Unless otherwise provided in the articles of incorporation, action required or permitted by this act to be taken at an annual or special meeting of shareholders may be taken without a meeting…” The Articles do not contain any limiting provision.

While the Bylaws provide that any vacancy occurring in the Board of Directors shall be filled by the current directors, the persons furnishing this Information Statement do not believe that this Bylaw prevents a majority of outstanding shares from filling vacancies. The fundamental reason is that the right to vote is the most important right that any shareholder has. The applicable Florida statute, Section 607.0809(1), provides that a vacancy on the Board of Directors may be filled by a majority of the remaining directors or by the shareholders, unless the Articles of Incorporation provide otherwise (emphasis added). The Articles are silent. Thus, the statute is permissive while the Bylaw appears to be mandatory. Since removal of all current directors will leave Sunair without a Board of Directors, the shareholders clearly have the right to fill vacancies. Moreover, another Bylaw provides that directors shall be elected at an annual meeting of shareholders. Permitting the shareholders to fill the vacancy by a majority of outstanding shares is totally consistent with Section 607.0704(1) quoted in the above paragraph which permits shareholders to take any action by consent that can be taken at an annual meeting.

On March __, 2009, the approval was obtained through the written consent of the final person comprising the Majority Shareholders. Therefore, a special meeting of the shareholders to approve the removal of the Removed Directors and appoint the Designated Directors is unnecessary. If shareholders had been provided an opportunity to vote at a meeting, an affirmative vote of a majority of the outstanding voting power would also be required.

Effective Date

The approval by Majority Shareholders will not become effective until 20 calendar days from the date of mailing of the final Information Statement to Sunair’s shareholders (the “Effective Date”). On the date of this Information Statement, we intend to provide the Company with the consents and mail the final Information Statement on that date to those shareholders who have not consented in writing to the removal of the Removed Directors and appointment of the Designated Directors.

No Appraisal Rights

Neither Florida law nor Sunair’s Articles of Incorporation provide its shareholders with appraisal rights in connection with the removal and appointment of directors.  This means that no shareholder is entitled to receive any cash or other payment as a result of, or in connection with removal of the Removed Directors and appointment of the Designated Directors, even if a shareholder has not been given an opportunity to vote.

Change in Control

Because the Majority Shareholders have oral non-binding agreements from holders of more than 50% of the outstanding shares (which represents more than 50% of the outstanding voting power of capital stock), upon effectiveness of the consents, control of Sunair may be deemed to change. At that time, Sunair will be controlled by Messrs. Michael Brauser, Michael Herman and Dru Schmitt who together beneficially own 34.8% of the outstanding common stock (without giving effect to the exercise of warrants they hold).  In order to assert such control, they solicited consents from less than 10 shareholders.  While Leon Brauser, Barry Honig and Joseph Q. DiMartini have orally agreed to provide consents, we do not believe they were solicited. They merely agreed to consent because Leon Brauser is Michael Brauser’s father, Barry Honig often acts as Michael Brauser’s partner in other business transactions and Joseph Q. DiMartini is Dru Schmitt’s partner.

The following people have orally agreed to sign written consents and own the number of shares listed. They are in the process of either having consents signed through their brokers or transferring shares from their brokers to themselves. For those shareholders transferring shares into their own name, Messrs. Michael Brauser, Michael Herman and Dru Schmitt expect consents will be immediately executed. While they are hopeful that the consents being signed by brokers will be executed by the week of March 9th, it is a process largely outside of their control. The oral agreements and consents once signed are non-binding until delivery to Sunair of written consents totaling more than 50% of total outstanding shares.

SHAREHOLDER	AMOUNT OF SHARES OWNED
1. Michael Brauser	1,169,300
2. Michael Herman	2,180,600
3. Dru Schmitt	1,200,300
4. Joseph Q. DiMartini	371,842
5. Barry Honig	455,026
6. Leon and Leona Brauser	80,000
7. Charles Krauser	80,000
8. Gregory Sturgis	48,400
9. Leroy Landhuis	102,000
10. Izzy Zalcberg	50,000
11. Massey Services, Inc.	1,300,000

Total Owned by Shareholders	7,037,468
Total Shares Outstanding	13,091,088
% Owned by Shareholders	53.8%

Mr. Michael Brauser will deliver the executed consents to Sunair on the date of the final Information Statement.

Change of the Board of Directors

As of the Effective Date, all of the Company’s directors including Joseph DiMartino, Mario B. Ferrari, Arnold Heggestad, Steven Oppenheim, Richard C. Rochon, Charles P. Steinmetz and Robert C. Griffin shall be removed as directors without cause.  Leon Brauser, Michael Brauser, Scott Frohman, Joseph Q. DiMartini, Dru Schmitt and Gregory Sturgis will be appointed to fill the Removed Directors vacancies.  Mr. DiMartini, a Designated Director, should be distinguished from Mr. DiMartino a Removed Director.  One vacancy will exist—the Designated Directors expect they will fill the vacancy. They have not decided who they will appoint.

Impact of the Removal of the Board of Directors

The removal of the Removed Directors may have material and adverse financial consequences to Sunair. Employees may be distracted and concerned that they will be fired. Indeed, since the initial filing of the first draft on this Information Statement on February 2, 2009, it is possible that as employees learned of the possible change in control, they may have been distracted and it may have harmed Sunair’s business. Additionally, certain vendors which have long-established relationships with Sunair may be concerned about possible management changes and may change their pricing to Sunair. Effective as of July 25, 2008, Sunair entered into an employment agreement with Mr. Jack Ruff as Chief Executive Officer. Based on the Proxy Statement filed by Sunair, Mr. Ruff owns greater than 10% of RPC Financial Advisors, LLC (“RPC”), a company headed by Sunair’s chairman, Mr. Richard Rochon, which has a management agreement with Sunair. Under the terms of the employment agreement, if Mr. Ruff is terminated without cause prior to July 25, 2009, he will receive six months’ severance and if terminated after July 25, 2009, but before July 25, 2010, he will receive one year’s severance and if terminated after July 25, 2010, he will receive two years’ severance.  Severance will be based on his annual salary, currently $350,000. Additionally, Sunair’s Chief Financial Officer, Edward Carreriero, has an employment agreement which provides that if  he is terminated without cause after a change of control, he will receive one year of severance. His current base annual salary is $165,000.

The Designated Directors have not made any decisions with respect to any possible change in Sunair’s management or its employees.

In fiscal 2008, the current directors received total compensation of $493,590. Each director is now receiving $45,000, an increase from the prior year where each director received $26,000, in cash compensation not including options or fees for service as a member or chairman of a committee.  Additionally, Sunair will recognize a compensation expense for options granted to the directors, which totaled $57,590 in fiscal 2008. On the other hand, the Designated Directors do not intend to receive any cash compensation unless Sunair is profitable, although they expect that they will consider granting themselves stock options in accordance with legal advice.

Sunair has filed a Supplement to its Proxy Statement suggesting that if there is a change of control, its lender could accelerate and require immediate payment of the  credit facility which had a balance of approximately $7.3 million as of December 31, 2008. Sunair pointed out that the lender could make this election whenever persons acting together acquire beneficial ownership of more than 35% of voting stock as defined in Schedule 13D. We note that the three persons furnishing this Information Statement (and certain other persons) have in fact filed Schedule 13Ds on September 30, 2008, October 21, 2008 and February 2, 2009 disclosing beneficial ownership of 37%, 38.3% and 39.6%, respectively. While the lender may at any time elect to accelerate the loan, it has not done so in the face of these Schedule 13Ds.

Although each of the Designated Directors currently believes it is in Sunair’s best interest to find a buyer for Sunair as soon as practicable, once they become directors they will have fiduciary duties to Sunair including the duty of care, the duty of loyalty and the duty to act in good faith. They are conscious of the fact that the professional advisers they hire including legal counsel and investment bankers may provide advice that causes them to change their view with respect to a sale.  Accordingly, shareholders should not count on the Designated Directors agreeing to sell Sunair or if they do so, they should understand that the price received in any offer may be lower than current fair market value and may be subject to various contingencies including financing. There can be no assurances that once shareholders become directors Sunair will be sold.

Record Date and Outstanding Shares

Based on Sunair’s Proxy Statement filed on January 28, 2009, the Designated Directors believe that as of the Record Date, there were 13,091,088 shares of Sunair common stock outstanding. The holders of shares of common stock are entitled to one vote per share on all matters for which the shareholders are entitled to vote. However, as mentioned above, no vote or action of Sunair’s shareholders is required in connection with this Information Statement.

Beneficial Ownership

The following table sets forth certain information with respect to the beneficial ownership of Sunair’s common stock as of the date of this Information Statement (i) those persons known to be owners of more than 5% of the Company’s common stock, (ii) each director of Sunair, (iii) all named executive officers, and (iv) all executive officers and directors of Sunair as a group. The information on beneficial ownership in the table and the footnotes is based on Sunair’s definitive Proxy Statement and other reports filed with the SEC, except as noted in notes to this table. The Sunair Proxy Statement refers to 9,914,700 shares beneficially owned by Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”). That number may be incorrect to the extent that it includes shares of common stock and warrants owned by certain of the Designated Directors, namely Michael Brauser, Dru Schmitt, Joseph DiMartini, Gregory Sturgis and Leon Brauser. Michael Brauser signed a proxy in favor of Coconut Palm upon redemption of his limited partnership interest. Messrs. Leon Brauser and Sturgis received their common stock and warrants from SIG, LLC, a Florida limited liability company, also known as SIG Investment Group, LLC (“SIG”) managed by Michael Brauser.  SIG invested directly in Coconut Palm, received shares of common stock when Coconut Palm redeemed its limited partnership interest, and then distributed the shares to Leon Brauser and Gregory Sturgis. Allegedly, SIG signed an irrevocable proxy, a form of which was filed by Sunair with the SEC. Additionally, the two Designated Directors referred to above and Messrs. Schmitt and DiMartini may also have signed irrevocable proxies. Other than Mr. Michael Brauser, none have any recollection of doing so. The irrevocable proxies, which were allegedly given to Coconut Palm, would have been given in connection with the redemption of the limited partnership interest of SIG or the later transfer to Messrs. Leon Brauser and Sturgis. It is not known whether there was any proxy in the limited partnership agreement. Requests for copies of the proxy were ignored by Sunair’s counsel. The persons furnishing this Information Statement have filed a lawsuit against Sunair and Coconut Palm in the Palm Beach County, Florida Circuit Court seeking, among other things, a judicial determination that the proxies, if they exist, are invalid. Mr. Brauser’s proxy provides for automatic revocation if the shares are transferred. Transfer, as defined in the agreement, includes an offer to sell. See the description of the lawsuit at page 9 of this Information Statement. In any event, based upon the language of the proxy filed by Sunair with the SEC, the proxy would automatically revoke when the shares are transferred or when any of the holders offer their shares to any third party. As stated above, the shares were transferred from SIG to Leon Brauser and Gregory Sturgis. Further, these persons and Messrs. Michael Brauser, SIG, Schmitt, DiMartini and Charles Krauser have offered their shares for sale to Massey Services, Inc. (“Massey”). According to the proxy that Sunair filed with the SEC, either of these acts automatically revoke the proxy, if any such proxy was ever executed. Moreover, the Form 4 filed by Coconut Palm on November 20, 2008 omits these shares and only discloses beneficial ownership of only 71,000 shares of common stock. Only one of the reports filed by Coconut Palm and Sunair is accurate. Moreover, a Supplement filed by Sunair discloses that SIG owns 400,000 shares subject to a proxy. Mr. Michael Brauser believes that SIG owns no shares and notes that if he were given access to the transfer records, he could verify this. Nonetheless, he has included the 400,000 shares owned by SIG in his total shares covered by his consent.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percentage(1)

Directors and Executive Officers:
Common Stock	Jack I. Ruff 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (2)	0	0%
Common Stock	John J. Hayes 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (3)(4)	736,600	5.5%
Common Stock	Edward M. Carriero, Jr. 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (2)(5)(6)	40,625	*
Common Stock	Richard C. Rochon 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)(7)	5,293,368	28.9%
Common Stock	Mario B. Ferrari 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)(8)	5,294,618	28.9%
Common Stock	Joseph S. DiMartino 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	70,000	*
Common Stock	Arnold Heggestad 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	58,000	*
Common Stock	Robert C. Griffin 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	20,000	*
Common Stock	Steven P. Oppenheim 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	35,000	*
Common Stock	Charles P. Steinmetz 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	439,024	3.3%
Common Stock	All directors and executive officers as a group (9 persons)	6,682,992	35.4%

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percentage(1)
5% Shareholders:
Common Stock	Coconut Palm Capital Investors II, Ltd. 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (9)	5,278,368	28.8%
Common Stock	Michael Brauser 595 South Federal Highway, Suite 600, Boca Raton, FL 33432 (10)	1,769,300	13.5%
Common Stock	Michael Herman c/o Heat Waves 1160 Lake Plaza Drive, Suite 210, Colorado Springs, CO 80906	2,180,600	16.7%
Common Stock	Dru A. Schmitt 13 Twin Springs Lane St. Louis, MO 63124 (11)	1,486,014	11.1%
Common Stock	Massey Services, Inc. 315 Groveland Street Orlando, FL 32804 (12)	3,764,514	28.8%

———————

*

Less than 1%

(1)

Applicable percentages are based on 13,091,088 shares outstanding as of the Record Date adjusted as required by a rule of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Designated Directors believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)

An executive officer.

(3)

Former executive officer.

(4)

Includes 125,000 shares issuable upon currently exercisable options or options that are exercisable within 60 days of the Record Date. Includes 290,800 shares underlying warrants that are immediately exercisable. Mr. Hayes has granted Coconut Palm Capital Investors II, Inc., the general partner of Coconut Palm, the sole power to vote his shares pursuant to a proxy.

(5)

Includes as to the person indicated the following currently exercisable options or options that are exercisable within 60 days of the Record Date to purchase an equal number of shares of the Company’s common stock: 30,000 options held by Joseph S. DiMartino, 15,000 options held by Mario B. Ferrari, 35,000 options held Arnold Heggestad, Ph.D., 35,000 options held by Steven P. Oppenheim, 15,000 options held by Richard C. Rochon, 27,500 options held by Charles P. Steinmetz, 20,625 options held by Edward M. Carriero and 20,000 options held by Robert C. Griffin.

(6)

Includes 20,000 shares held by Mr. Carriero’s wife in her IRA account.

(7)

Shares consist of: (i) 15,000 shares issuable upon exercise of currently exercisable options or options that are exercisable within 60 days of the Record Date; and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Rochon, and Mr. Rochon disclaims beneficial ownership of these shares).

(8)

Shares consist of: (i) 15,000 shares issuable upon currently exercisable options or options that are exercisable within 60 days of the Record Date and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Ferrari, and Mr. Ferrari disclaims beneficial ownership of these shares).

(9)

In the Company’s Proxy Statement, Sunair disclosed the following:

Consists of 4,914,700 shares of our common stock and 5,000,000 shares of our common stock underlying warrants that are immediately exercisable. 9,808,197 of the 9,914,700 shares of Common Stock consist of an aggregate of 4,843,698 shares of Common Stock and 4,964,499 shares of Common Stock underlying warrants that are immediately exercisable, which Coconut Palm has the sole power to vote pursuant to proxy agreements executed by its limited partners upon the redemption of their limited partnership interests in Coconut Palm. Richard C. Rochon, Chairman of our Board of Directors, and Mario B. Ferrari, Vice Chairman of our Board of Directors, are the natural persons who exercise voting and investment control over the shares.

However, as mentioned above, the Form 4 filed by Coconut Palm on November 20, 2008 discloses beneficial ownership of 71,000 shares of common stock and 5,207,368 shares issuable upon the exercise of warrants.

(10)

Includes 600,000 shares issuable upon the exercise of warrants and 400,000 shares which Sunair claims are owned by SIG.

(11)

Includes 285,714 shares issuable upon the exercise of warrants.

(12)

We believe Massey acquired 606,031 shares from Par Investment Partners, LP. Additionally, Massey may be deemed to be the beneficial owner of an additional 2,503,542 shares beneficially owned by Michael Brauser, Joseph DiMartini, Leon Brauser and Gregory Sturgis based upon the SEC rule referred to in Note (1) since these shares were offered for sale to Massey as described in the text immediately above the table. Because it is possible that Massey could accept these offers within 60 days, it may be deemed by this SEC rule to be the beneficial owner of the shares.  Massey has not responded to any of the offers. Nonetheless, the persons furnishing this Information Statement believe that Massey would disclaim beneficial ownership of the 2,503,542 shares.

Beneficial Ownership of Designated Directors.

The following table sets forth certain information with respect to the Designated Directors’ beneficial ownership of Sunair’s common stock as of March __, 2009.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership (1)	Percentage (1)

Designated Directors:
Common Stock	Leon and Leona Brauser 595 South Federal Highway, Suite 600, Boca Raton, FL 33432	80,000	*
Common Stock	Michael Brauser 595 South Federal Highway, Suite 600, Boca Raton, FL 33432 (2)	1,769,300	13.5%
Common Stock	Joseph Q. DiMartini 4 Carrswold Clayton, MO 63105 (3)	407,124	3.1%
Common Stock	Scott Frohman 123 NW 13th Street, Suite 300, Boca Raton, FL 33432	4,351	*
Common Stock	Dru A. Schmitt 13 Twin Springs Lane St. Louis, MO 63124 (4)	1,486,014	11.1%
Common Stock	Gregory Sturgis (5) 595 South Federal Highway, Suite 600, Boca Raton, FL 33432	48,400	*

———————

*

Less than 1%

(1)

See note (1) to the Beneficial Ownership Table on page 6.

(2)

Includes 600,000 shares issuable upon the exercise of warrants and 400,000 shares Sunair claims are owned by SIG. Michael and Betsy Brauser jointly own 548,000 shares of common stock which are included in Mr. Brauser’s ownership. She is Mr. Brauser’s wife.

(3)

Includes 50,000 shares issuable upon the exercise of warrants.

(4)

Includes 285,714 shares issuable upon the exercise of warrants.

(5)

Does not include 37,600 shares owned by Mr. Sturgis wife’s IRA.

Michael Herman, one of the three people furnishing this Information Statement, beneficially owns 2,180,600 shares, or 16.7% of the outstanding shares.

Directors

The Board presently consists of seven members. The appointment of the Designated Directors will become effective on the 20th day following the mailing of this Information Statement to our shareholders. The Designated Directors listed below have consented to act as directors of the Company.

Designated Directors

Michael Brauser will serve as a director of the Company upon the Effective Date.  Mr. Brauser has served as Co-Chairman of the Board of Directors of interCLICK, Inc., an advertising network, since August 28, 2007. Mr. Brauser served as Chairman of the Board of Directors of SendTec, Inc., a marketing company, from October 2005 through November 2006. Mr. Brauser has been the manager of Marlin Capital Partners, LLC, a private investment company, since 2003. From 1999 through 2002, he served as President and Chief Executive Officer of Naviant, Inc. (eDirect, Inc.), an Internet marketing company. He also was the founder of Seisant Inc. (eData.com, Inc.), a computer technology and data mining company, and served as a member of its Board of Directors from 1999 through 2003. Mr. Brauser is 53 years old.

Dru Schmitt will serve as a director of the Company upon the Effective Date. Currently, Mr. Schmitt is a partner of Columbus Capital Partners and the Chief Technology Architect of RedCard Systems, a company founded by Columbus Capital Partners in 2006. Columbus Capital is a holding company which provides legal, financial and information technology infrastructure. RedCard is a healthcare I.D. card company. From November 2005 until June 2006, Mr. Schmitt was associated with Royal Palm Capital Partners, Inc. (“Royal Palm”). Richard Rochon and Mario Ferrari, two of the Removed Directors, are, based upon the records of the Florida Secretary of State, officers of Royal Palm. Royal Palm is a private equity company. From 1997 until 2003, Mr. Schmitt was the Chief Technology Officer of Advanced Business Fulfillment a company he co-founded. In 2003, Advanced Business Fulfillment was bought by WebMD in 2003 and Mr. Schmitt remained with WebMD until 2005. Advanced Business was in the business of providing process outsourcing for health insurance companies. Mr. Schmitt is 40 years old.

Joseph Q. DiMartini will serve as a director of the Company upon the Effective Date.  Currently, Mr. DiMartini is a partner of Columbus Capital Partners and the Chief Executive Officer of RedCard Systems, a company founded by Columbus Capital Partners in 2006. From 1997 until 2003, Mr. DiMartini was the Chief Executive Officer and President of Advanced Business Fulfillment a company he co-founded. In 2003, Advanced Business Fulfillment was bought by WebMD in 2003 and Mr. DiMartini remained with WebMD until 2005. For information on the nature of these businesses, see Mr. Schmitt’s biography. Mr. DiMartini is 39 years old.

Leon Brauser will serve as a director of the Company upon the Effective Date.  Mr. Brauser is a private investor. From November 2005 until August 2006, Mr. Brauser was a director of Health Benefits Direct Corporation, an online health insurance provider. He has been retired since 1995. Mr. Brauser is 83 years old.

Gregory Sturgis will serve as a director of the Company upon the Effective Date. Since 1994, Mr. Sturgis has been President of the Serpentine Group, Inc., which is engaged in the yacht business. Additionally, since 1991, Mr. Sturgis has owned the Conch Inn Resort and Marina, Abaco, Bahamas.  Mr. Sturgis is 57 years old.

Scott Frohman will serve as a director of the Company upon the Effective Date. Since June 23, 2008, Mr. Frohman has served as the Chief Executive Officer and Chairman of the Board of Options Media Group Holdings, Inc. Options Media is an online marketing company. Mr. Frohman has been Chairman of the Board of Money4Gold Holdings, Inc. Inc., a precious metals recycling company, since July 23, 2008. From February 2004 through December 2006, Mr. Frohman co-founded and served as the Chief Executive Officer and a director of Health Benefits Direct Corporation, an online health insurance provider. Mr. Frohman is 40 years old.

Director Independence

The Designated Directors have determined that all of them are independent as defined by the listing standards of the American Stock Exchange. See “Certain Relationships and Related Transactions” at pages 9-10.

Committees

The Designated Directors will appoint members to the Audit, Compensation and Nominating Committees. Michael Brauser is an “Audit Committee Financial Expert” under the applicable rules of the SEC and has the accounting and related financial management expertise as required under the American Stock Exchange.

Family Relationships

With the exception of Michael Brauser who is the son of Leon Brauser, there are no family relationships among the Designated Directors or executive officers of Sunair.

Legal Proceedings

Each Designated Director knows of no material existing or pending legal proceedings or claims against him or the other Designated Directors. Nor, to the knowledge of each Designated Director, is any Designated Director a plaintiff in any material proceeding or pending litigation. To their knowledge, none of the Designated Directors or anyone else including Sunair’s current officers, directors, affiliates, and no owner of record or beneficial owner of more than five percent of Sunair securities, or any associate of any such director, officer or security holder is a party adverse to Sunair or has a material interest adverse to Sunair in reference to pending litigation. To the best of each Designated Directors’ knowledge, none of them has in the past five years been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

On February 23, 2009, Michael Brauser, Michael Herman and Dru Schmitt filed a lawsuit in the Palm Beach County, Florida Circuit Court against Sunair and Coconut Palm seeking a judicial determination that the proxies referred to on pages 4-5 of this Information Statement are invalid and seeking relief with respect to the provision of the Bylaws that requires this Information Statement to be mailed to all shareholders of record as of the Record Date. Because this involves a mailing to almost 400 shareholders and the determination as to who is a shareholder of record is not made until the end of a business day, it is extraordinarily burdensome if not impossible to comply with the and effectively means that no action can be taken by consent of the majority of shareholders unless Sunair agrees to supply a list on the record date with pre-addressed mailing labels. Counsel to Messrs. Michael Brauser, Herman and Schmitt have advised them that this procedure of the Bylaws is invalid. The lawsuit seeks emergency relief and asks the Court to compel Sunair to assist Messrs. Michael Brauser, Herman and Schmitt in complying with the Bylaws. The lawsuit seeks a judicial determination that Messrs. Michael Brauser, Herman and Schmitt may convene a special meeting of shareholders on at least 10 days’ notice as provided in the Bylaws and remove and replace directors. The lawsuit also seeks meaningful access to shareholder records and mailing labels to accommodate mailing to shareholders.

If a special meeting is held, Messrs. Michael Brauser, Herman and Schmitt would attempt to do at the meeting what they are seeking to do by this Information Statement and thereby remove the Removed Directors and appoint the Designated Directors. Without a favorable court ruling on these issues, Messrs. Michael Brauser, Herman and Schmitt will not be able to execute consents exceeding 50% of the outstanding shares of common stock or provide notice to non-consenting shareholders and, therefore, will not be able to remove and replace the Removed Directors. Additionally, they will not be able to successfully vote at a special meeting of shareholders.

Certain Relationships and Related Transactions

Since October 1, 2007 and the last two fiscal years, none of the Designated Directors has engaged in any transaction with Sunair. Since about September 2008, Michael Brauser, individually and together with Dru Schmitt and Michael Herman, a 5% shareholder and one of the Majority Shareholders, has been engaged in discussions with management, counsel and others affiliated with Sunair with respect to the possible sale of Sunair to either Massey or another third party. These discussions have not been successful. Recently, Massey withdrew an offer it made to purchase the Company for $39,273,264 cash and assumption of all liabilities, which were $29,645,606 at

September 30, 2008. Mr. Brauser entered into an agreement with Massey dated September 19, 2008 through which Mr. Brauser was retained as a consultant. The offer expires March 18, 2009. Under the terms of the agreement, if Massey acquires all of the outstanding securities of Sunair or acquires substantially all of its assets, Mr. Brauser shall be paid a $1,000,000 fee. However, Mr. Brauser has agreed to waive the fee.  If the term of the Consulting Agreement is extended, Mr. Brauser will waive the fee and request Massey to increase the purchase price by the amount of the fee. None of the other Designated Directors have any interest in this Consulting Agreement. If Sunair were to consider an offer from any third party to purchase it, the Designated Directors, including Mr. Brauser, would hire an investment banking firm to review any such offer. Mr. Brauser recognizes that if he receives a fee in connection with the sale of Sunair while he is a director of Sunair, shareholders may be in a position to challenge him. Because from their perspective as shareholders, the Designated Directors want to see Sunair sold, they will retain an investment banking firm and independent counsel to advise them with respect to the future direction of the Company and rely upon the advice of these outside consultants as well as their own business judgments. Without access to material non public information concerning Sunair and without outside advice they can not predict what they will do upon becoming directors. None of the Designated Directors has any agreement or understanding on how to vote once they are directors. Please refer to pages 3-4 for further discussion regarding the Designated Directors intentions and plans.

Background of Discussions with Sunair Management

Messrs. Michael Brauser, Herman and Schmitt have been shareholders of Sunair, directly or indirectly, for a substantial number of years. They have known each other for some time and periodically discussed Sunair. As Sunair’s business operations have deteriorated while at the same time the two other corporations headed by Richard Rochon, Chairman of Sunair, collapsed, they have discussed their common interest.

As the economy continued to deteriorate in 2008, these persons had no confidence in Sunair’s management, particularly the management services provided by Mr. Rochon and RPC. Once Sunair terminated its Chief Executive Officer and appointed Mr. Jack Ruff, a 10% owner of RPC, Mr. Brauser was Chief Executive Officer and motivated to take additional action. He was concerned that Sunair’s Board of Directors had acted without conducting any search for a new Chief Executive Officer, that it had selected Mr. Ruff who had no background in Sunair’s business or managing a public company. Moreover, the management fee had not been reduced. RPC receives management fees equal to 1% of Sunair’s monthly revenues. RPC received $1,038,012 in fiscal 2009, which gives effect to the reduced 1% fee effective in February 2008. Mr. Brauser believed that this fee was excessive and inappropriate especially since Mr. Ruff was continuing to receive a share of this fee. Messrs. Herman and Schmitt shared this concern. In about September 2008, Michael Brauser met Mr. Rochon who mentioned to him that he (Rochon) had spoken with Massey but that Massey had no interest in pursuing an acquisition of Sunair. Michael Brauser contacted Massey and learned that Massey was in fact interested.

This led to Mr. Brauser initiating discussions with Massey that culminated in Michael Brauser entering into the Consulting Agreement as of September 16, 2008 with Massey, as more fully described on pages 9-10 of this Information Statement under the heading “Certain Relationships and Related Transactions.” Coincidentally, Michael Brauser’s office is located in the same office building one floor above Sunair’s offices and he regularly runs into Mr. Rochon in the building. As a shareholder, as well as under his Consulting Agreement, Mr. Brauser regularly reached out to Mr. Rochon, less frequently to Mr. Ruff and occasionally to directors encouraging them to communicate with Massey or any other third party and sell Sunair. At the same time, Mr. Brauser periodically spoke with Stephen Roddenberry, Esq., a Miami lawyer who is a member of Akerman Senterfitt LLP and regularly represents Sunair. Notwithstanding all of Mr. Brauser’s overtures, Messrs. Rochon and Ruff rebuffed his attempts to engage in meaningful discussions with Massey or to otherwise sell the Company.

Ultimately, after Massey had withdrawn its offer and Sunair filed a Form 8-K on February 6, 2009 announcing it had hired Hyde Park Capital to explore strategic alternatives including the possible sale of Sunair, Mr. Brauser came to the conclusion that Sunair had not acted in good faith. He was also concerned that by delaying in taking any action, Sunair had made it impossible for him to elect any new directors at its annual meeting unless those directors were nominated by the current Sunair Board.

Michael Brauser continued discussions with Messrs. Herman and Schmitt. After Massey withdrew, they began discussing alternatives. Because they each had one or more friends who were large and unhappy shareholders, they concluded that they should act to remove the Sunair Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Sunair’s directors and executive officers, and persons who own more than 10% of our equity securities which are registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of Sunair’s equity securities. Based upon Sunair’s Proxy Statement filed January 28, 2009, to the knowledge of Sunair, Section 16(a) filing requirements were complied with during the year ended September 30, 2008 by all of its directors, officers and greater than 10% beneficial owners. Additionally, none of the director nominees nor Michael Herman (a 10% shareholder) who is joining in the furnishing of this Information Statement failed to timely file any report during the year ended September 30, 2008.

Delivery of the Information Statement to a Shared Address

If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to Sunair Services Corporation, 595 South Federal Highway, Suite 500 Boca Raton, FL 33432 and Sunair will promptly deliver the Information Statement to you upon your request. Shareholders currently who received multiple copies of the Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.